Exhibit 10.1

JOINDER AND EIGHTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This JOINDER AND EIGHTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), effective as of October 4, 2016, is entered into by and among ENSERVCO CORPORATION, a Delaware corporation (“Enservco”), DILLCO FLUID SERVICE, INC., a Kansas corporation (“Dillco”), HEAT WAVES HOT OIL SERVICE LLC, a Colorado limited liability company (“Heat Waves”), and HEAT WAVES WATER MANAGEMENT LLC, a Colorado limited liability company (“Heat Waves Water,” and together with Enservco, Dillco and Heat Waves, and each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, each, a “Borrower” and collectively, “Borrowers”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the sole Lender on the date hereof, and PNC, as Agent for the Lenders (in such capacity, “Agent”), with reference to the following facts:

RECITALS

A.     The parties to this Amendment have entered into an Amended and Restated Revolving Credit and Security Agreement dated as of September 12, 2014, as amended by the Consent and First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of February 27, 2015, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of March 29, 2015, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of July 16, 2015, the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement and First Amendment to Amended and Restated Pledge and Security Agreement dated as of October 19, 2015, the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of December 31, 2015, the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of March 29, 2016 and the Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of August 10, 2016 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders provide certain credit facilities to Borrowers;

B.     Any and all initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Credit Agreement;

C.     Heat Waves Water is required to become a “Borrower” under the Credit Agreement and the Other Documents and Agent and the Lenders have agreed to join Heat Waves Water as a Borrower;

D.     Heat Waves Water has determined that the execution, delivery and performance of this Amendment directly benefit, and are within the company purposes and in the best interests of, Heat Waves Water;

E.     Borrowers have requested Agent and the Lenders amend certain provisions of the Credit Agreement as more fully set forth herein; and

F.     Agent and the Lenders are willing to make such amendments to the Credit Agreement, in accordance with, and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.01         New Definitions. The following definitions are hereby added to Section 1.2 of the Credit Agreement in the appropriate alphabetical order:

“Leverage Ratio” shall have the meaning set forth in Section 6.5(b).

“Eighth Amendment” shall mean that certain Joinder and Eighth Amendment to Amended and Restated Credit and Security Agreement dated as of the Eighth Amendment Effective Date.

“Eighth Amendment Effective Date” shall mean October 4, 2016.

“Heat Waves Water” shall have the meaning set forth in the preamble of the Eighth Amendment.

1.02         Deleted Definitions. The following definitions are hereby deleted from Section 1.2 of the Credit Agreement:

“Financial Covenant Period” means the period commencing on the earlier of: (a) March 31, 2017, and (b) the first date on which Borrowers fail to satisfy the Undrawn Availability covenant set forth in Section 6.5(c) hereof, and shall continue each day thereafter through the Term of this Agreement.

“Sale-Leaseback Transaction” shall have the meaning set forth in Section 6.17 hereof.

“Sale-Leaseback Availability Block” shall mean (a) prior to consummation of the Sale-Leaseback Transaction, $0, and (b) at all times following consummation of the Sale-Leaseback Transaction, $1,000,000.

1.03       Amendment to Section 1.2 of the Credit Agreement. The definition of “EBITDA” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:“EBITDA” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes actually paid, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) net proceeds of equity raised.

1.04        Amendment to Section 2.1(a)(y) of the Credit Agreement. Section 2.1(a)(y) of the Credit Agreement is hereby amended by replacing the “, minus” at the end of clause (v) with “.”, and deleting clause (vi) immediately following clause (v).

1.05        Amendment to Section 2.1(a)(y) of the Credit Agreement. The last paragraph of Section 2.1(a)(y) of the Credit Agreement is hereby amended and restated in its entirety as follows:

The amount derived from (x) Section 2.1(a)(y)(i), plus Section 2.1(a)(y)(ii), plus Section 2.1(a)(y)(iii), minus (y) Sections 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount.” The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

1.06     Amendment to Section 6.5 of the Credit Agreement. Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.5          Financial Covenants.

(a)     Fixed Charge Coverage Ratio. Commencing on December 31, 2016 and measured as of the end of each fiscal quarter end thereafter, Borrowers will cause to be maintained as of the last day of each such fiscal quarter (the “compliance test date” as used in this Section 6.5), a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 in respect of each compliance test date. For the purpose of this covenant, the Fixed Charge Coverage Ratio shall be determined on the basis of Adjusted EBITDA for the trailing four-quarter period ended on the applicable quarterly compliance test date.

(b)     Leverage Ratio. Commencing on March 31, 2017 and measured as of the end of each fiscal quarter end thereafter, Borrowers will maintain as of the end of each such fiscal quarter a ratio of Funded Debt to Adjusted EBITDA (the “Leverage Ratio”) of not greater than the applicable amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Maximum Leverage Ratio
March 31, 2017	5.50:1.00
June 30, 2017	4.50:1.00
September 30, 2017	4.50:1.00
December 31, 2017	7.00:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.00:1.00
September 30, 2018	5.00:1.00
December 31, 2018	5.00:1.00
March 31, 2019	3.50:1.00
June 30, 2019 and each fiscal quarter thereafter	3.50:1.00

For the purpose of this covenant, the Leverage Ratio shall be determined on the basis of Adjusted EBITDA for the trailing four-quarter period ended on the applicable quarterly compliance test date.

(c)     Undrawn Availability. Cause to be maintained at all times during the period commencing on the Eighth Amendment Effective Date, tested each day, Undrawn Availability of not less than the applicable amount set forth below opposite the measurement date set forth below:

Measurement date:	Undrawn Availability
September 1, 2016 through and including November 30, 2016	$500,000
December 1, 2016 and each day thereafter	$1,000,000

1.07     Amendment to Section 6.17 of the Credit Agreement. Section 6.17 of the Credit Agreement is hereby deleted in its entirety.

ARTICLE II
JOINDER

2.01     Joinder. Heat Waves Water hereby acknowledges, agrees and confirms that, by its execution of this Amendment, Heat Waves Water will be deemed to be a party to and a “Borrower” under the Credit Agreement and the applicable Other Documents, including without limitation the Pledge Agreement, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement and the applicable Other Documents, including without limitation the Pledge Agreement. Heat Waves Water hereby ratifies, as of the date hereof, and agrees to be bound by, and a maker and obligor of, all representations, warranties, indemnities, undertakings, covenants, limitations, waivers, exclusions, acknowledgements and agreements under the Credit Agreement and the Other Documents relating to, pertaining to, or binding upon, a Borrower or made or agreed to by a Borrower to or for the benefit of the Agent and/or the Lenders, including, without limitation (a) all of the representations and warranties set forth in Article V of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VI and VII of the Credit Agreement, and all of the terms, provisions and conditions contained in the applicable Other Documents.

2.02     Representations and Warranties. Each of Heat Waves Water and the Borrowers hereby agree that all of the representations and warranties contained in Article V of the Credit Agreement and each Other Document are true and correct as of the date hereof.

2.03     Grant of Security Interest. Without limiting the foregoing: (a) Heat Waves Water, as security for the payment and performance in full of the Obligations, does hereby grant, assign, and pledge to Agent, for the benefit of the Lenders, a security interest in and Lien on all personal property of the Heat Waves Water including all property of the type described in the Credit Agreement as “Collateral” and (b) Heat Waves Water appoints Enservco as its Borrowing Agent in accordance with the terms of Section 15.1 of the Credit Agreement.

2.04     Pledge Agreement Exhibits. Exhibits A and B to the Pledge Agreement are hereby deleted and replaced with Exhibits A and B, respectively, attached hereto.

2.05     Credit Agreement Schedules. The information on the Schedules 1.2(a), 1.2(b), 2.11, 4.4, 4.8(j), 5.1, 5.2(a), 5.2(b), 5.4, 5.6, 5.7, 5.8(b)(i), 5.8(b)(ii), 5.8(d), 5.9, 5.10, 5.14, 5.24, 5.25, 5.26, and 5.27 attached collectively hereto as Exhibit C is hereby added to Schedules 1.2(a), 1.2(b), 2.11, 4.4, 4.8(j), 5.1, 5.2(a), 5.2(b), 5.4, 5.6, 5.7, 5.8(b)(i), 5.8(b)(ii), 5.8(d), 5.9, 5.10, 5.14, 5.24, 5.25, 5.26, and 5.27 to the Credit Agreement.

ARTICLE III
Conditions Precedent

3.01     Closing Conditions. This Amendment shall become effective as of the day and year first set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to Agent):

(a)	Amendment. Agent shall have received from Borrowers this Amendment, duly executed by Borrowers and by PNC, as Agent and as the sole Lender as of the Amendment Effective Date;

(b)

Company Proceedings of Heat Waves Water. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of Board of Managers of Heat Waves Water authorizing (i) the execution, delivery and performance of this Amendment and any Other Documents to which such Borrower is a party and (ii) the granting by such Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Borrower as of the Amendment Effective Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(c)

Incumbency Certificates of Heat Waves Water. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Heat Waves Water, dated the Amendment Effective Date, as to the incumbency and signature of the officers of Heat Waves Water, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(d)

Certificates. Agent shall have received a copy of the Articles of Organization of Heat Waves Water and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation together with copies of the Operating Agreement of such Borrower and all agreements of such Borrower’s members certified as accurate and complete by the Secretary of such Borrower;

(e)

Good Standing Certificates. Agent shall have received good standing certificates for Heat Waves Water dated not more than 30 days prior to the Amendment Effective Date, issued by the Secretary of State or other appropriate official of such Borrower’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification;

(f)

No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Heat Waves Water or against the officers or managers of such Borrower in their capacities as officers and managers of Heat Waves Water (A) in connection with this Amendment, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to such Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body;

(g)	Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i) to the Credit Agreement;

(h)

Fees and Expenses. (a) Agent shall have received from the Borrowers an amendment fee in an amount equal to $25,000, which such fee shall be deemed fully earned and non-refundable on the Amendment Effective Date, and such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby, and (b) Agent’s counsel shall have received from Borrowers payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment;

(i)	Default. After giving effect to this Amendment, no Default or Event of Default shall exist; and

(j)

Representations and Warranties. The representations and warranties set forth herein must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

3.02     Conditions Subsequent. Agent and Lenders’ obligations hereunder are subject to the satisfaction of the following conditions subsequent by no later than the indicated date.

(a)

Insurance. By no later than the 60th day following the Eight Amendment Effective Date (or such later date as Agent may determine in its sole discretion), Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as an additional insured; and

(b)

Leasehold Agreements. Borrowers shall use commercially reasonable efforts to deliver to Agent landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrowers at which Inventory, Equipment or books and records are located, or Agent shall have established a reserve against availability under the Revolving Advances facility in an amount equal to three (3) months’ rent for any such premises for which Agent did not receive such an agreement.

ARTICLE IV

Miscellaneous

4.01     Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or in any Other Document and any related agreements to which any Borrower is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement is true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, other than representations and warranties relating to a specific earlier date, and in such case such representations and warranties are true and correct in all material respects as of such earlier date.

4.02     Authority. Each Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Other Documents (as amended or modified hereby). This Amendment has been duly executed and delivered by such Person, and this Amendment constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (a) are within such Person’s corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by all necessary company or partnership (as applicable) action, are not in contravention of law or the terms of such Person’s operating agreement, bylaws, partnership agreement, certificate of formation, articles of incorporation or other applicable documents relating to such Person’s formation or to the conduct of such Person’s business or of any material agreement or undertaking to which such Person is a party or by which such Person is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents which have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have, a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower or Guarantor under the provisions of any material agreement, charter document, operating agreement or other instrument to which any Borrower or Guarantor is a party or by which it or its property is a party or by which it may be bound.

4.03     No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or an Event of Default.

4.04     References to the Credit Agreement. The Credit Agreement, each of the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended by this Amendment.

4.05     Credit Agreement Remains in Effect. The Credit Agreement and the Other Documents remain in full force and effect, and Borrowers ratify and confirm their agreements and covenants contained therein. Borrowers hereby confirm that, after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

4.06     Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or the Lenders to modify any of their respective rights and remedies under the Other Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

4.07     Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4.08     Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

4.09     Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

4.10     Expenses of Agent. Borrowers agree to pay on demand all costs and expenses reasonably incurred by Agent in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the costs and fees of Agent’s legal counsel.

4.11     NO ORAL AGREEMENTS. THIS AMENDMENT, TOGETHER WITH THE OTHER DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment by their respective duly authorized officers as of the date first above written.

BORROWERS:

ENSERVCO CORPORATION, a Delaware corporation

By:
Name:	Rick D. Kasch
Title:	President

DILLCO FLUID SERVICE, INC., a Kansas corporation

By:
Name:	Rick D. Kasch
Title:	President

HEAT WAVES HOT OIL SERVICE LLC, a Colorado limited liability company

By:
Name:	Rick D. Kasch
Title:	Manager

HEAT WAVES WATER MANAGEMENT LLC, a Colorado limited liability company

By:
Name:	Rick D. Kasch
Title:	Manager

Joinder and Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement

AGENT AND SOLE LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:	Mark Tito
Title:	Vice President

Joinder and Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement